Exhibit 99.1


  Transatlantic Holdings, Inc. Estimates Impact of Recent Major Storm Activity

    NEW YORK--(BUSINESS WIRE)--Sept. 30, 2004--Transatlantic Holdings, Inc. (NYSE: TRH) today estimated that its net losses from Hurricanes Frances, Ivan and Jeanne will amount to approximately $65 million, after tax. After adding the impact of such losses to the previously announced net after-tax loss from Hurricane Charley (estimated at $32.5 million), TRH presently expects that the aggregate net after-tax impact from all such events will approximate $97.5 million.

    Robert F. Orlich, President and Chief Executive Officer said, "These significant losses resulted from an extremely unusual series of events - four major hurricanes causing significant damage in the same state, as well as adjoining states, over a six week period. Calendar year 2004 is already one of the worst years on record for insured natural catastrophe losses."

Caution concerning forward-looking statements:

   This press release contains forward-looking statements, including expectations regarding the net impact on operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. TRH has consolidated assets of $9.6 billion and stockholders' equity of $2.4 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich are rated "A++ (Superior)," the highest rating classification, by A.M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Aa1 ("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

    Visit -- www.transre.com -- for additional information about TRH.



    CONTACT: Transatlantic Holdings, Inc., New York
             Steven S. Skalicky, 212-770-2040